                                                                     EXHIBIT 4.6


                      SECOND AMENDMENT TO SECOND AMENDED
                        AND RESTATED WARRANT AGREEMENT

         THIS SECOND AMENDMENT TO THE SECOND AMENDED AND RESTATED WARRANT AGREEMENT (this "Amendment") is made and entered into as of this 27th day of June, 1997 by and between SATELLINK COMMUNICATIONS, INC., a Georgia corporation (the "Issuer") and CREDITANSTALT AMERICAN CORPORATION, having offices at 245 Park Avenue, New York, New York 10167 ("Creditanstalt").

                                  WITNESSETH:
                                  ----------

         WHEREAS, pursuant to the Promissory Note dated as of December 3, 1992 (the "Original Note") among the Issuer and Creditanstalt-Bankverein, an affiliate of Creditanstalt (the "Bank"), the Bank made a loan to the Issuer upon the terms set forth in the Original Note; and

         WHEREAS, on December 23, 1992 the Issuer and the Bank entered into a certain Loan and Security Agreement dated as of December 23, 1992 (the "Loan Agreement") pursuant to which the loan evidenced by the Original Note was superseded and replaced by a revolving credit facility; and

         WHEREAS, in order to induce the Bank to structure and to provide the loan pursuant to the Original Note, the Issuer executed and delivered a Warrant Agreement dated as of December 3, 1992 (the "Original Warrant Agreement") and issued to the Bank 11,951 of the Warrants hereinafter described; and

         WHEREAS, the Bank assigned the Warrants issued under the Original Warrant Agreement to Creditanstalt; and

         WHEREAS, pursuant to the Consent, Waiver and Third Amendment to Loan and Security Agreement dated as of December 23, 1994 (as the same may be amended, supplemented or otherwise modified from time to time, the "Loan Agreement Amendment") between the Issuer and the Bank, the Issuer and the Bank amended the Loan Agreement to provide for the loan of additional funds and to make other changes therein; and

         WHEREAS, in connection with and to induce the Bank to enter into the Loan Agreement Amendment, the Issuer amended and restated the Original Warrant Agreement in order to provide for additional Warrants and make certain other changes therein, such amended and restated warrant agreement dated as of December 23, 1994 (the "Amended and Restated Warrant Agreement"); and

         WHEREAS, in connection with the Amended and Restated Loan and Security Agreement dated as of November 17, 1995 (as the same may be amended, supplemented or otherwise modified from time to time, the "Restated Loan Agreement") between the Issuer and the Bank, the Issuer and Creditanstalt entered into a Securities Purchase Agreement dated as of November 17, 1995 (the "Securities Purchase Agreement") in order to provide for the purchase by Creditanstalt of additional capital stock of the Issuer; and

         WHEREAS, in connection with and to induce Creditanstalt to enter into the Securities Purchase Agreement, the Issuer further amended and restated the Amended and Restated Warrant Agreement pursuant to that certain Second Amended and Restated Warrant Agreement dated as of November 17, 1995 between Issuer and Creditanstalt (as the same may be amended, supplemented or otherwise modified from time to time, the "Warrant Agreement") in order to amend the terms of the Warrants and make certain changes therein; and

         WHEREAS, in connection with the Warrant Agreement, Creditanstalt returned for cancellation by the Issuer nine (9) Warrant Shares (as defined in the Warrant Agreement); and

         WHEREAS, the Issuer and the Bank entered into a First Amendment to Amended and Restated Loan and Security Agreement on May 31, 1996 (as the same may be amended, supplemented or otherwise modified from time to time, the "Restated Loan Agreement Amendment") to provide for the loan of additional funds and to make certain other changes therein; and

         WHEREAS, in connection with and to induce the Bank to enter into the Restated Loan Agreement Amendment, on May 31, 1996, the Issuer further amended the Warrant Agreement pursuant to that certain First Amendment to Second Amended and Restated Warrant Agreement to provide for the issuance of certain additional Warrants and make certain other changes; and

         WHEREAS, the Issuer and the Bank entered into a Second Amended and Restated Loan and Security Agreement on January 31, 1997, as amended by that certain First Amendment to Second Amended and Restated Loan and Security Agreement dated as of June __, 1997 (as so amended, the "Second Restated Loan Agreement") to increase the revolving line of credit and to make certain other changes therein; and

         WHEREAS, in connection with and to induce the Bank to enter into the Second Restated Loan Agreement, the Issuer has agreed to further amend the Warrant Agreement, as further set forth herein, in order to adjust certain put provisions and amend certain regulatory provisions;

         NOW, THEREFORE, in consideration of the premises, the terms, and conditions herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         Section 1. Definitions. As used in this Amendment, unless otherwise
                    -----------
 defined herein, terms defined in the Warrant Agreement shall have the meaning set forth therein when used herein.

         Section 2. Amendment of Definition of "Exempted Securities". The
                    -----------------------------------------------
 definition of "Exempted Securities" as set forth in Section 1 of the Warrant Agreement is hereby amended by deleting clause (C) thereof in its entirety and substituting in lieu thereof the following:

              (C) 4,000 shares of Class A Common Stock issued to employees of the Issuer pursuant to options issued to employees of the Issuer having an exercise or conversion price per share at least equal to the then Current Market Price Per Share, and

     Section 3. Definition of "Indebtedness," "Mandatory Exchange" and
                ------------------------------------------------------
 "Mandatory Redemption". Section 1 of the Warrant Agreement is hereby amended by
  --------------------
 adding following the definition of "Expiration Date" new definitions of "Indebtedness," "Mandatory Exchange" and "Mandatory Redemption" as follows:

                "Indebtedness" shall mean, collectively but without duplication,
                 ------------
          (a) all indebtedness, obligations or other liabilities for borrowed money or evidenced by debt securities, debentures, acceptances, notes or other similar instruments, which would, in accordance with GAAP, be classified as long-term debt, together with the current maturities thereof, (b) all indebtedness outstanding under any revolving credit, line of credit or similar agreement providing for borrowings (and any extensions or renewals thereof), notwithstanding that any such indebtedness is created within one year of the expiration of such agreement; and (c) the principal component of Capital Lease Obligations, in each case calculated on a consolidated basis for Issuer and its Subsidiaries in accordance with GAAP.

                "Mandatory Exchange" shall have the meaning given to such term
                 ------------------
          in subsection 16(d).

                "Mandatory Redemption" shall have the meaning given to such
                 --------------------
          term in subsection 16(a)(i).

     Section 4. Amendment of Definition of "Put Period". The term "Put Period,"
                --------------------------------------
 as set forth in Section 1 of the Warrant Agreement, is hereby deleted in its entirety and the following definition is substituted in lieu thereof:

                "Put Period" shall mean the period commencing on November 17,
                 ----------
          2001 and ending at 5:00 p.m., New York time, on the Expiration Date, provided that in the event that, on or before November 17, 2001, all indebtedness outstanding under the Loans has been repaid in full and all loan commitments under the Loan Agreement or the Commitment Letter have been terminated, said period shall commence on the later of (a) said repayment of indebtedness and termination of the loan commitments or (b) November 17, 1999.

     Section 5. Amendment of Definition of "Put Valuation Amount". The term "Put
                ------------------------------------------------
 Valuation Amount" as set forth in Section 1 of the Warrant Agreement, is hereby deleted in its entirety and the following definition is substituted in lieu thereof:

                "Put Valuation Amount" shall mean, as of any date, the greater
                 --------------------
          of (x) zero or (y) an amount equal to Operating Cash Flow for the most recently ended twelve months preceding the date of determination multiplied by ten (10), less the principal amount of Indebtedness of the Issuer on such date of determination, plus the aggregate amount of cash and/or cash equivalents held by the Issuer on such date of determination; provided, however, that if the holders exercise their Put Right in connection with the termination of the Loan Agreement and the repayment in full of the Loans thereunder, then, for purposes of this definition, the amount of Indebtedness used to calculate the Valuation Amount shall be the principal amount of Indebtedness outstanding immediately prior to such repayment and termination.

     Section 6. Definition of "Trigger Date". Section 1 of the Warrant Agreement
                ---------------------------
 is hereby amended by adding following the definition of "Subsidiary" a new definition of "Trigger Date" as follows:

                "Trigger Date" shall have the meaning given to such term in
                 ------------
          subsection 16(a)(i).

     Section 7. Duration and Exercise of Warrants. Section 6 of the Warrant
                ---------------------------------
 Agreement is hereby amended to delete subsection (e) thereof in its entirety and to substitute therefor a new subsection (e) to read as follows:

                (e) At the election of a Warrant Holder made at the time of exercise, the Warrant Shares to be issued upon such exercise may be either Common Stock or Series B Preferred Stock (or a combination thereof), provided that the Warrant Holder shall not have the right to have issued to it upon exercise Common Stock which, when aggregated with all other shares of Common Stock (other than shares of Non-Attributable Stock) currently or previously held by or currently issuable without restriction to the Warrant Holder, will exceed 4.99% of the then outstanding Common Stock unless such Warrant Holder certifies that such Warrants have previously been transferred either
          (i) in a widely dispersed public offering of the Warrants, or (ii) in a private placement in which no purchaser, individually or in concert with others, would have acquired more than 2% of the outstanding Common Stock if the Warrants so transferred had been exercised for Common Stock, or (iii) in compliance with Rule 144 (or any rule which is a successor thereto) of the Securities Act, or (iv) into the secondary market in a market transaction executed through a registered broker-dealer in blocks of no more than 2.0% of the shares outstanding of the Issuer in any six month period; provided further that (A) if the Warrant Holder is a bank or an Affiliate of a bank subject to the provisions of the Bank Holding Company Act of 1956, as amended, such Common Stock, together with all other shares of Common Stock currently or previously held by or currently issuable without restriction to such Warrant Holder and its Affiliates (not including Non-Attributable Stock), will not exceed

          4.99% of the then outstanding Common Stock and (B) in no event shall more than 14,074 shares of Common Stock or Series B Preferred Stock (or a combination thereof) in the aggregate, subject to adjustment pursuant to Section 12, be issued upon exercise of the Warrants. In the event two or more Warrant Holders attempt to exercise Warrants for Common Stock simultaneously and, if permitted, such exercises would cause the 4.99% limitation to be exceeded, then the Issuer shall notify the Warrant Holders who had attempted to exercise Warrants for Common Stock and each such Warrant Holder shall be entitled to exercise for Common Stock only such number of Warrants as shall equal the product of (i) the number of Warrants the Warrant Holder sought to exercise for Common Stock times (ii) a fraction, the numerator of which is the maximum number of Warrants which may be exercised for Common Stock without exceeding the 4.99% limitation and the denominator of which is the number of Warrants sought to be exercised for Common Stock by such Warrant Holders.

     Section 8.  Duration and Exercise of Warrants. Section 6 of the Warrant
                 ---------------------------------
 Agreement is hereby amended to delete subsection (f) thereof in its entirety and to substitute therefor a new subsection (f) to read as follows:

                 (f) Notwithstanding the foregoing provisions of this Section 6, in no event shall any Warrant be exercisable for shares of Common Stock or Series B Preferred Stock which, when aggregated with all other capital stock of the Issuer (other than shares of Non-Attributable Stock) currently held or previously held by or currently issuable without restriction to Creditanstalt or its Affiliates, would, upon issuance, represent in excess of 24.99% of the Equity of the Issuer unless such shares, when issued, would constitute Non-Attributable Stock.

     Section 9.  Certain Corporate Actions. Section 10 of the Warrant Agreement
                 -------------------------
 is hereby amended to delete subsection (f) thereof in its entirety.

     Section 10. Adjustment of Number of Warrant Shares Purchasable. Section
                 --------------------------------------------------
 12 of the Warrant Agreement is hereby amended to delete therefrom the second proviso of subsection (j)(2) thereof in its entirety and to substitute in lieu thereof the following:

          provided further that in such event, no adjustment in the number of Warrant Shares purchasable shall be made by the Issuer if such adjustment would cause the sum of the number of Warrant Shares theretofore issued, if any, plus the number of Warrant Shares then issuable in respect of Warrants then outstanding plus the number of shares of other capital stock of the Issuer at any time held by Creditanstalt or its Affiliates (other than Non-Attributable Stock) to represent in excess of 24.99% of the Equity of the Issuer and in such event, the Issuer shall have the option to either pay a cash dividend to all holders of Warrants (which dividend shall be calculated as if the Warrants had been exercised) or redeem shares of capital stock from Creditanstalt or its Affiliates pursuant to the Mandatory Redemption provision found in Section 16.

     Section 11. Notices to Warrant Notices of Issuances and Dividends.
                 -----------------------------------------------------
 Section 13 of the Warrant Agreement is hereby amended to delete therefrom subsection (d) thereof in its entirety and to substitute therefor a new subsection (d) as follows:

            (d) The Issuer shall not at any time declare any dividend (other than dividends payable solely in Common Stock or any series of the Preferred Stock) on, or make any payment on account of, or make any other distribution in respect of any shares of any class of stock of the Issuer, whether in cash or property or obligations of the Issuer or any of its Subsidiaries without giving all Warrant Holders written notice of the proposed declaration of such dividend on, or the making of such payment or other distribution in respect of, the Common Stock or Preferred Stock at least 10 days prior to the record date set for such proposed dividend, payment or other distribution.

     Section 12. Restrictions on Transfer. Section 14 of the Warrant Agreement
                 ------------------------
 is hereby amended by deleting the proviso in subsection (d) and substituting in lieu thereof the following:

            provided, however, that after two (2) years from the date of issuance of any Warrants (or such shorter period as may be provided by Rule 144(k) promulgated under the Securities Act), such restrictions will automatically terminate (without the necessity of any opinion of counsel) as to such Warrants and as to any Warrant Shares issued in respect of such Warrants upon exercise of the Conversion Right set forth in subsection 6(b) above...

     Section 13. Mandatory Redemption, Put Rights, Offer Rights and Mandatory
                 ------------------------------------------------------------
 Exchange. Section 16 of the Warrant Agreement is hereby deleted in its entirety
 --------
 and the following shall be substituted in lieu thereof:

                 Section 16. Mandatory Redemption, Put Rights, Offer Rights and
                             --------------------------------------------------
            Mandatory Exchange.
            ------------------

                 (a)(i) Subject to the limitations hereinafter set forth, (A) if the Issuer takes any action with respect to its capital stock (including without limitation any purchase of its shares or any combination of shares or reverse stock split and elimination of fractional shares) which would cause the capital stock currently or previously held by or currently issuable without restriction to Creditanstalt and its Affiliates (not including Non-Attributable Stock) to exceed 24.99% of the Equity of the Issuer, then prior to or simultaneously with such action, the Issuer shall purchase from Creditanstalt and/or its Affiliates such number of Warrants, Warrant Shares or other shares of capital stock as will reduce the shares of capital stock currently or previously held by or currently issuable without restriction to Creditanstalt and its Affiliates (not including Non-Attributable Stock) to 24.99% of the Equity of the Issuer (any such mandatory purchase being herein called a "Mandatory Redemption") and (B) any holder of Warrants and/or Warrant Shares shall have the right at any time, and from time to time, during the Put Period, at its option, upon written notice to the Issuer, to require the Issuer to purchase all or a portion of the Warrants and/or Warrant Shares held by such holder (any such right being herein called a "Put Right"). The price to be paid to the holder upon a Mandatory Redemption or the exercise of a Put Right or an Offer Right (as hereinafter defined) shall be an amount equal to the Put Valuation Amount at the date the event causing such Mandatory Redemption occurs or the date the notice exercising such Put Right or Offer Right is given to the Issuer or the holder, as the case may be (the "Trigger Date"), multiplied by a fraction the denominator of which is the number of issued and outstanding shares of Common Stock of the Issuer at the Trigger Date, calculated on a fully diluted basis in, accordance with generally accepted accounting principles, and the numerator of which is (Y) the aggregate number of shares of Common Stock of the Issuer (i) comprising the Warrant Shares to be purchased by the Issuer, and/or (ii) issuable upon exercise of the Warrants to be purchased by the Issuer, and/or (iii) issuable upon conversion of the Series B Preferred Stock comprising the Warrant Shares to be purchased by the Issuer, and/or (iv) issuable upon conversion of the Series B Preferred Stock issuable upon exercise of the Warrants to be purchased by the Issuer (assuming Series B Preferred Stock, rather than Common Stock, is then issuable under such Warrants), and/or
 (v) comprising any other shares of capital stock of the Issuer then held or previously held by Creditanstalt or its Affiliates (excluding Non-Attributable Stock) (the "Put Price").

         (ii) The completion of all purchases and sales of Warrants and Warrant Shares pursuant to a Mandatory Redemption or the exercise of Put Rights and Offer Rights shall take place on the thirtieth (30th) day following the respective Trigger Date, unless another date is mutually agreed upon by the Issuer and the selling holder (the "Put Closing Date"). The Put Prices for all such purchases and sales pursuant to exercises of Offer Rights shall be paid by the Issuer to the selling holder in immediately available funds on the Put Closing Date. The Put Prices for all purchase and sales pursuant to Mandatory Redemptions and exercises of Put Rights shall be paid by the Issuer either (A) in immediately available funds or (B) by issuing to the selling holder a promissory note (the "Note") in the principal amount of such Put Price payable to the selling holder, which Note shall accrue interest at a rate per annum equal to the higher of 9% or the rate publicly announced from time to time in New York by Creditatistalt as its "prime rate." The Note shall be governed by the laws of the State of New York and shall be secured by all of the Warrants and/or Warrant Shares so repurchased and purchased and will be subordinate in right of payment only to the Issuer's then outstanding bank indebtedness. The principal amount of the Note shall be payable in twelve
 (12) equal quarterly installments, together with interest accrued on the principal balance to the respective payment date, beginning on the first day of the fourth full calendar month following such Put Closing Date and continuing on the first day of each third calendar month thereafter to the first day on the twenty-fifth (25th) full calendar month following the Put Closing Date.
 The principal amount of the Notes may be prepaid without any penalty. The Put Price shall be paid against delivery of certificates representing the Warrants and/or Warrant Shares to be purchased, duly endorsed for transfer to the Issuer.

         (b) Subject to the limitations hereinafter set forth, at any time prior to the effectiveness of a registration statement filed by the Issuer with the Commission with respect to a public offering of shares of Common Stock, any holder of Warrants or Warrant Shares shall not sell or transfer any such Warrants or Warrant Shares without first offering, by written notice to the Issuer, to sell such Warrants or Warrant Shares to the Issuer in accordance with the terms of this Section 16. Issuer shall have thirty (30) days from the date of such notice to exercise its right to purchase such Warrants or Warrant Shares by written notice to such holder (such right being herein called an "Offer Right"). If the Issuer does not so exercise its right to purchase such Warrants or Warrant Shares within thirty (30) days from the date of holder's notice hereunder, such holder shall be free to sell or otherwise transfer such Warrants or Warrant Shares to any person, without restriction as to price or terms and free and clear of any further restrictions on sale or transfer under this subsection 16(b), at any time during the one hundred eighty (180) day period commencing sixty (60) days after holder's notice to Issuer under this subsection 16(b). Notwithstanding the foregoing, the provisions of this subsection 16(b) shall not apply to any sale or transfer of Warrants or Warrant Shares (i) to any Affiliate of Creditanstalt; or (ii) pursuant to an effective registration statement filed by the Issuer with the Commission.

         (c) The Put Prices for all purchases and sales of Warrants and Warrant Shares pursuant to Mandatory Redemptions or exercises of Put Rights or Offer Rights shall be determined and calculated in accordance with subsection 16(a) by the Issuer's regularly engaged independent accountants. The Issuer shall cause such accountants to deliver to the Issuer and the selling holder, not later than 15 days prior to the completion of each purchase and sale under subsection 16(a), a written statement, signed by such accountants, setting forth in reasonable detail the respective purchase price and the calculation thereof and stating that such calculation was based on the books and records of the Issuer and was made and delivered pursuant to this Section 16.

                 (d) If the Issuer takes any action with respect to its capital stock (including without limitation any purchase of its shares or any combination of shares or reverse stock split and elimination of fractional shares) which would cause the Common Stock currently or previously held by or currently issuable, without restriction to Creditanstalt and its Affiliates (other than shares of Non-Attributable Stock) to exceed 4.99% of the aggregate number of issued and outstanding shares of Common Stock, prior to or simultaneously with such action, the Issuer shall exchange such portion of Common Stock for Series B Preferred Stock as will reduce the shares of Common Stock currently or previously held by or currently issuable without restriction to Creditanstalt and its Affiliates (not including "Non Attributable Stock") to 4.99% of the aggregate number of issued and outstanding shares of Common Stock (a "Mandatory Exchange").

                 (e) As used in this Section 16, "Warrant Shares" shall include all shares of Common Stock and/or Series B Preferred Stock and other securities of the Issuer or its Affiliates issued to holders of the Issuer's Common Stock and/or Series B Preferred Stock in respect of stock dividends, stock splits and other distributions and any recapitalizations, to the extent the same were not included in any adjustment of the Warrant Shares issuable upon exercise of Warrants pursuant to Section 12 hereof.

                 (f) The Put Rights described in subsection 16(a)(i)(B) shall terminate upon the effectiveness of a registration statement filed by the Issuer with the Commission with respect to a public offering of shares of Common Stock with proceeds paid to the Issuer and any selling shareholders of not less than $10,000,000.

                 (g) The certificates representing the Warrants and the Warrant Sham shall bear a legend indicating that the Warrants and Warrant Shares are subject to the provisions of this Section 16.

                 (h) Notwithstanding any provision of this Warrant Agreement to the contrary, all Warrants and Warrant Sham which are sold pursuant to an effective registration statement under the Securities Act shall, upon such sale, cease to be subject to the provisions of this Section 16.

     Section 14. Representations and Warranties. The Issuer hereby represents
                 ------------------------------
 and warrants to Creditanstalt, for the benefit of Creditanstalt and any other Warrant Holder, as follows:

     (a) The Issuer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Georgia, has the corporate power and authority to conduct its business as presently conducted and as intended to be conducted, has the corporate power and authority to execute and deliver this Amendment, to issue the Warrants and to perform its obligations under this Amendment, has the corporate power and authority and legal right to own and lease its properties and is duly qualified and in good standing as a foreign corporation in each jurisdiction in which it owns or leases real property or in which the conduct of its business requires such qualification, except where failure to be so qualified could not be reasonably expected to have a material adverse effect on the business, properties, financial condition or results of operations of the Issuer and its Subsidiaries taken as a whole.

     (b) The execution, delivery and performance by the Issuer of this Amendment, the issuance of the Warrants and the issuance of the Warrant Shares upon the exercise of the Warrants and the issuance of Common Stock upon conversion of the Series B Preferred Stock have been duly authorized by all necessary corporate action and do not and will not violate, or result in a breach of, or constitute a default under, or require any consent under, or result in the creation of any lien, charge or encumbrance upon the assets of the Issuer pursuant to, any law, statute, ordinance, rule, regulation, order or decree of any court, governmental body or regulatory authority or administrative agency having jurisdiction over the Issuer or its Subsidiaries or the Issuer's Articles of Incorporation or any contract, mortgage, loan agreement, note, lease or other instrument binding upon the Issuer or its Subsidiaries or by which their properties are bound.

     (c) This Amendment has been duly executed and delivered by the Issuer and constitutes a legal, valid, binding and enforceable obligation of the Issuer. When the Warrants and Warrant Certificates have been issued as contemplated hereby, (i) the Warrants and the Warrant Certificates will constitute legal, valid, binding and enforceable obligations of the Issuer, except as enforceability may be limited by bankruptcy and insolvency, and (ii) the Warrant Shares, when issued upon exercise of the Warrants in accordance with the terms hereof, and the Common Stock, when issued upon conversion of the Series B Preferred Stock in accordance with the terms of the Issuer's Articles of Incorporation relating to the Series B Preferred Stock, will be duly authorized, validly issued, fully paid and nonassessable shares of the Common Stock and Series B Preferred Stock, as applicable, with no personal liability to the ownership thereof.

     (d) The Issuer has authorized capital stock consisting of 5,000,000 shares of Class A Common Stock, par value $.01 per share, of which 34,944.171 shares are issued and outstanding and 20,000 shares of Class B Common Stock, par value $.01 per share, of which 535.651 share are issued and outstanding, 7,500 shares of Series A Convertible Preferred Stock, par value $.01 per share, of which 7,360 shares are issued and outstanding, 30,000 shares of Series B Convertible Preferred Stock, par value $.0l per share, none of which are issued, and outstanding, 3,500 shares of Series C Convertible Preferred Stock, par value $.01 per share, 3,500 of which are issued and outstanding. Except as set forth on Schedule I of the Warrant Agreement and for options granted to certain principals of the Breckenridge Group, Inc. (collectively, the "Breckenridge Options"), there are no outstanding options, warrants, subscriptions, rights, convertible or exchangeable securities or other agreements or plans under which the Issuer may be or become obligated to issue, sell or transfer shares of its capital stock of other securities. The Series B Preferred Stock has no voting rights, except as required by law, and is convertible on a share-for-share basis into Common Stock of the Issuer. To the Issuer's best knowledge, except for that certain Stockholders Agreement, dated August 1, 1988, by and between the Issuer and the Stockholders named in Annex A thereto, there are no voting agreements, voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of the Issuer or any Subsidiary.

     (e) Except as set forth (i) on Schedule II of the Warrant Agreement, (ii) in the Breckenridge Options and (iii) in the designation of the Issuer's Series C Preferred Stock, no holder of securities of the Issuer has any right to the registration of such securities under the Securities Act and any applicable state securities law.

     Section 15. Expenses. Issuer agrees to pay, immediately upon demand by
                 --------
 Creditanstalt, all costs, expenses, attorneys' fees, and other charges and expenses incurred by Creditanstalt in connection with the negotiation, preparation, execution and delivery of this Amendment and any other instrument, document, agreement or amendment executed in connection with this Amendment.

     Section 16. Limitation of Amendment. Except as expressly set forth herein,
                 -----------------------
 this Amendment shall not be deemed to waive, amend or modify any term or condition of the Warrant Agreement, each of which is hereby ratified and reaffirmed and shall remain in full force and effect, nor to serve as a consent to any matter prohibited by the terms and conditions thereof.

     Section 17. Counterparts. This Amendment may be executed in any number of
                 ------------
 counterparts and any party hereto may execute any counterpart, each of which when executed and delivered will be deemed to be an original and all of which, taken together, will be deemed but one and the same agreement.

     Section 18. Governing Law: Jurisdiction. THIS AMENDMENT, AND THE RIGHTS
                 ---------------------------
 AND OBLIGATIONS OF PARTIES HEREUNDER, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE OF NEW YORK (WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW).




                 [Remainder of page intentionally left blank]

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment under seal as of the date and year first above written.

                                        "ISSUER"

                                        SATELLINK COMMUNICATIONS, INC.


                                        By: /s/ Jerry W. Mayfield
                                           ------------------------------------
                                           Jerry W. Mayfield
                                           President





                                        "CREDITANSTALT"

                                        CREDITANSTALT AMERICAN CORPORATION


                                        By:
                                           ------------------------------------
                                           Robert M. Biringer
                                           Senior Vice President

                                        By:
                                           ------------------------------------
                                           Name:
                                           Title:
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         IN WITNESS WHEREOF, the parties hereto have executed this under seal as of the date and year first above written.

                                        "ISSUER"

                                        SATELLINK COMMUNICATIONS, INC.


                                        By:
                                           -------------------------------------
                                           Jerry W. Mayfield
                                           President




                                        "CREDITANSTALT"

                                        CREDITANSTALT AMERICAN CORPORATION


                                        By: /s/ Robert M. Biringer
                                           -------------------------------------
                                           Robert M. Biringer
                                           Senior Vice President


                                        By: /s/ Craig Stann
                                           -------------------------------------
                                           Name: Craig Stann
                                           Title: Senior Associate